UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2017

New York REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-36416	27-1065431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information under the caption “Agreement with Mr. McKinney” in Item 5.02 is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Robert H. Burns and Election of Joe C. McKinney

On January 27, 2017, Robert H. Burns resigned from the board of directors (the “Board”) of New York REIT, Inc. (the “Company”) effective upon the Board’s election of a director to fill the vacancy on the Board that would be created by his resignation. A copy of Mr. Burns’ resignation letter is attached as Exhibit 99.1 to this Current Report on Form 8-K. In connection with his resignation, Mr. Burns has advised the Company that he will no longer be responsible for any part of any registration statement filed by the Company pursuant to and consistent with 15 U.S.C.§ 77k(b)(l).

On January 30, 2017, the Board elected Joe C. McKinney to serve as an independent director on the Board until the Company’s 2017 annual meeting and until his successor is duly elected and qualifies, and, concurrently therewith, the resignation of Mr. Burns became effective. In connection with his election as an independent director, Mr. McKinney was also appointed to the audit committee and the compensation committee of the Board.

Mr. McKinney will participate in the Company’s compensation program for independent directors which is as described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on December 9, 2016, as subsequently modified by the Board to provide that, other than the $50,000 annual grant required to be made in restricted shares of common stock, any additional annual fees payable will only be payable in cash.

Mr. McKinney has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Resignation of James Hoffmann

On January 30, 2017, subsequent to the resignation of Mr. Burns and the election of Mr. McKinney,  James Hoffmann resigned from the Board effective immediately. A copy of Mr. Hoffmann’s resignation letter is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Agreement with Mr. McKinney

On January 30, 2017, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. McKinney (in such capacity, the “Indemnitee”) in connection with his election as a director of the Company. The Indemnification Agreement provides that the Company will indemnify the Indemnitee, to the maximum extent permitted by Maryland law and subject to the limitations set forth in the Indemnification Agreement, from and against all judgments, penalties, fines and amounts paid in settlement and expenses reasonably incurred by the Indemnitee that may result or arise in connection with the Indemnitee serving in his capacity as a present or former director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company. The Indemnification Agreement further provides that, subject to the limitations set forth in the Indemnification Agreement, the Company will, without requiring a preliminary determination of the Indemnitee’s ultimate entitlement of indemnification under the Indemnification Agreement, advance all reasonable expenses to the Indemnitee incurred by or on behalf of the Indemnitee in connection with any proceeding to which the Indemnitee is or is threatened to be made a party.

The Indemnification Agreement provides that the Indemnitee is entitled to indemnification unless it is established that (a) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that his conduct was unlawful. The Indemnification Agreement further limits the Indemnitee’s entitlement to indemnification in cases where (a) the proceeding was one by or in the right of the Company and the Indemnitee was adjudged to be liable to the Company, (b) the Indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such Indemnitee or (c) the proceeding was brought by the Indemnitee, except in certain circumstances.

The Indemnification Agreement also provides that, except for a proceeding brought by the Indemnitee, the Company has the right to defend the Indemnitee in any proceeding which may give rise to indemnification under the Indemnification Agreement. The Indemnification Agreement grants the Indemnitee the right to separate counsel in certain proceedings involving separate defenses, counterclaims or other conflicts of interest and in proceedings in which the Company fails to assume the defense of the Indemnitee in a timely manner. The Indemnification Agreement further provides that the Company will use its reasonable best efforts to acquire directors and officers liability insurance covering the Indemnitee or any claim made against the Indemnitee by reason of his service to the Company.

The description of the Indemnification Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the full text of the Indemnification Agreement, which is filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On January 30, 2017, the Company issued a press release announcing the election of Mr. McKinney and the resignation of Mr. Burns, a copy of which is filed as Exhibit 99.3 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Indemnification Agreement, dated January 30, 2017, between New York REIT, Inc. and Joe C. McKinney
99.1	Resignation Letter of Robert H. Burns
99.2	Resignation Letter of James Hoffmann
99.3	Press Release dated January 30, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2017	NEW YORK REIT, INC.

	By:	/s/ Michael A. Happel
Michael A. Happel
Chief Executive Officer and President